November 1, 2017

State Street Bank and Trust Company

Attention: Brian Currier

2 Avenue de Lafayette, 5th Floor

Boston, MA 02111

Re:	Harbor Funds (the “Trust”)

In accordance with Paragraph 14 of the Custodian Contract dated November 19, 1986 between Harbor Funds and State Street Bank and Trust Company, (“the “Contract”), the Trust hereby requests that you act as Custodian for the Harbor High-Yield Opportunities Fund and render such services as Custodian as are provided for under the terms of the Contract.

Please acknowledge your agreement to the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

HARBOR HIGH-YIELD OPPORTUNITIES FUND

By:
Erik D. Ojala
Chief Compliance Officer, Vice President, Secretary & AML Compliance Officer

Agreed to effective the 1st day of November, 2017

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

P.O. Box 804660 | Chicago, Illinois 60680-4108

800-422-1050 | www.harborfunds.com

Distributed by Harbor Funds Distributors, Inc.